EXHIBIT 2


                    AMENDMENT TO RIGHTS AGREEMENT

                    THIS AMENDMENT, made and entered into as of this
               1st day of August, 1996, by and between THE DURIRON COMPANY, INC. (the "Company") and KEYBANK NATIONAL ASSOCIATION ("Key") is being executed under the following circumstances:


          A. The Company and Bank One, Dayton, N.A. ("Bank One") entered into a Rights Agreement dated August 1, 1986 ("Rights Agreement"), pursuant to which Bank One was appointed to act as a rights agent (the "Rights Agent") under the Rights Agreement. Bank One gave notice of its resignation as Rights Agent under the Rights Agreement in 1987 with the Company appointing an affiliate of Bank One as successor Rights Agent pursuant to Section 21 of the Rights Agreement. Effective October 1, 1995 such affiliate of Bank One gave notice of its resignation of Rights Agent. The Company, in accordance with Section 21 of the Rights Agreement and in compliance with other provisions thereof, appointed Society National Bank ("Society") as successor Rights Agent effective October 1, 1995, and Society accepted the appointment of the position as successor Rights Agent effective on October 1, 1995. Effective June 17, 1996, Key became the successor by merger to Society, and Key now serves as Rights Agent.

          B. NOW, THEREFORE, the Company and Key hereby amend the Rights Agreement as follows, pursuant to Section 26 of the Rights
Agreement:

          1. The second sentence of Section 4 of the Rights Agreement is amended by changing the figure "$30.00" to "$90.00".

          2. Section 7(a) and Section 7(b) of the Rights Agreement are amended and restated to read as follows:

             EXERCISE OF RIGHTS; PURCHASE PRICE;
             EXPIRATION DATE OF RIGHTS.

          (a) The Rights shall become exercisable following the close of business on the Distribution Date. The Rights may be exercised to purchase Preferred Stock, except as otherwise provided herein, in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly

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     executed (with such signature duly guaranteed), to the Rights
     Agent at the Securityholder Services Department of the Rights Agent in Cleveland, Ohio, together with payment of the Purchase Price with respect to each Right exercised, subject to adjustment as hereinafter provided, at or prior to the close of business on the earlier of (i) August 13, 2006 ("Final Expiration Date"), or
     (ii) the time at which the Rights are redeemed as provided in
     Section 23 hereof (such earlier date being herein referred to as the "Expiration Date").

          (b) The Purchase Price for each one one-hundredth (1/100) of a share of Preferred Stock issued pursuant to the exercise of a Right shall initially be $90.00. The Purchase Price and the number of shares of Preferred Stock or other securities to be acquired upon exercise of a Right shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof. The Purchase Price shall be payable in lawful money of the United States of America, in accordance with paragraph (c) below.

          3. New Sections 7(e), 7(f) and 7(g) are added to the Rights Agreement and shall read as follows:

          (e) At any time after any Person becomes an Acquiring Person, a majority of the members of the Board of Directors who were in office at the time the Person became an Acquiring Person (with such members being called "Continuing Directors" hereafter) may, at their option, exchange all or part of the then outstanding and exercisable Rights (exclusive of any Rights that are or were at any time on or after the earlier of the Stock Acquisition Date or the Distribution Date acquired or beneficially owned by any Acquiring Person or any Associate or Affiliate of any such Acquiring Person, or any transferee of such Rights) (such excluded rights being hereinafter referred to as the "Excluded Rights") for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Distribution Date (such exchange ratio being hereinafter referred to as the "Exchange Ratio").

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          (f) Immediately upon the action of the Continuing Directors electing to exchange any Rights pursuant to Section 7(e) and without any further action and without any notice, the right to exercise such Rights will terminate and thereafter the only right of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the numbers of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly thereafter give notice of such exchange to the Rights Agent and the holders of the Rights to be exchanged in the manner set forth in Section 24; provided that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives such notice. Each such notice of exchange will state the method by which the exchange of shares of Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Excluded Rights) held by each holder of Rights.

          (g) In any exchange pursuant to this Section 7, the Company, at its option, may substitute another security (having rights approximately equivalent to those then carried by a share of Common Stock, such other security being hereinafter referred to as a "Common Stock Equivalent") for shares of Common Stock exchangeable for Rights, at the rate of one Common Stock equivalent for each share of Common Stock, so that each Common Stock Equivalent delivered in lieu of each share of Common Stock shall have essentially the same dividend, liquidation and voting rights as one share of Common Stock then has.

          4. Exhibit B (Form of Right Certificate) is amended by changing the figure "$30.00" to "$90.00".


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          The remainder of the Plan shall remain unchanged, and the
Plan, as so amended above, shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Rights Agreement as of the day and year first above written.


THE DURIRON COMPANY, INC.,         KEYBANK NATIONAL ASSOCIATION,

  by                                 by
    /s/ Ronald F. Schuff               /s/ Caroline Lukez-Byrne
    ------------------------           ------------------------
    Ronald F. Schuff                   Caroline Lukez-Byrne
    Vice President-Secretary &         Assistant Vice President
    General Counsel